Exhibit 99.1

Ollie’s Bargain Outlet Holdings, Inc. Expands Board of Directors with the Appointment of Abid Rizvi

HARRISBURG, Pa., November 29, 2022 -- Ollie’s Bargain Outlet Holdings, Inc. (NASDAQ:OLLI) today announced the appointment of Abid Rizvi as a member of its Board of Directors.

Mr. Rizvi currently serves as the Chief Executive Officer of AriZona Beverages, a position he has held since 2020. He joined the company behind the iconic 99c Big Can in 2016 and held other leadership positions before assuming the role of the CEO.  Mr. Rizvi also brings over 20 years of experience in consumer investment banking, serving as Managing Director and Head of Consumer and Retail Mergers & Acquisitions at RBC Capital Markets, LLC, from 2014 to 2016, and the Americas Head of Consumer and Head of Consumer and Retail M&A at Jefferies, LLC from 2010 to 2014.  Mr. Rizvi began his investment banking career at Merrill Lynch & Co. where he rose to the position of Managing Director. He has extensive experience in business operations, mergers and acquisitions, and financings.  Mr. Rizvi earned an MBA from MIT’s Sloan School of Management and a Bachelor of Science degree from MIT.

John Swygert, President and Chief Executive Officer, stated, “We are delighted to welcome Abid to our Board and believe that we will benefit from his extensive financial and operations experience as well as his overall business acumen.  He is an accomplished and seasoned leader and will be a tremendous resource as we continue to execute our growth strategies and build the Ollie’s brand. We look forward to his insights and contributions as our newest board member.”

Mr. Rizvi’s appointment to the Board of Directors expands the number of board members to eight from seven. The appointment is effective immediately, and he will stand for election to the Board of Directors at the Company’s 2023 annual meeting of stockholders. Mr. Rizvi will also serve on the Company’s Audit Committee.

About Ollie’s
We are America’s largest retailer of Closeout merchandise and excess inventory, offering Real Brands and Real Bargain prices®!  We offer extreme value on brand name products in a variety of departments, including housewares, food, books and stationery, bed and bath, floor coverings, toys, health and beauty aids and more. We currently operate 467 stores in 29 states and growing!   For more information, visit www.ollies.us.

Investor Contact:
Lyn Walther
ICR
646-200-8887
lyn.walther@icrinc.com

Media Contact:
Tom Kuypers
Senior Vice President – Marketing & Advertising
717-657-2300
tkuypers@ollies.us